EXHIBIT 99.1

PRESS RELEASE DATED FEBRUARY 27, 2006

Patch Signs as Major Partner in Canadian Oilsands

VANCOUVER, B.C., February 27, 2006 /PRNewswire-FirstCall, Patch International Inc. (“PTII”) (PTII: OTCBB) is pleased to announce the formation of Canadian Oilsands Limited Partnership. Patch’s wholly owned subsidiary, Patch Energy Inc. will own 75% of this Limited Partnership and Patch Energy’s newly formed subsidiary company, Canadian Oilsands Ltd, will be the General Partner. This newly created partnership will pursue the acquisition, exploration and development of land or other property interests in the Alberta Oil Sands.

``Our focus for an acquisition in the Alberta Oil Sands will be on obtaining a high quality project in the heart of the producing Oil Sands areas. This partnership creates the optimal vehicle for PTII to pursue such opportunities from a funding and a tax benefit perspective. The timing for PTII to be taking this next major step toward participation in the development of the Alberta Oil Sands could not be better. It appears that the global oil supply/demand balance is very tight and this makes the Oil Sands, with their massive growth potential, very compelling. Even at US$40 WTI, the returns for Oil Sands projects remain very attractive,'' said Mr. Stadnyk, PTII’s President. ``We now have a solid portfolio of conventional drilling projects for this year that give PTII a production goal of 1000-2000 barrels of oil per day within 12-24 months. With our continued strong cash position and our experienced management presence in Alberta who have been conducting due diligence on a number of quality opportunities in the Oil Sands, PTII is well positioned for rapid traditional oil production growth, and is on the precipice of involvement in a high impact Oil Sands project. ''

The Oil Sands of Canada hold recoverable reserves of 175 billion barrels with a proven reserve life of 480 years and another 130 billion barrels of potential reserves which is second only to Saudi Arabia’s 262 billion barrels. As a comparison, the United States has only 29 billion barrels of recoverable reserves and has decreasing domestic production while their demand is increasing by 1-2% every year. Canada is in an optimal position to supply oil to the U.S. with its favourable political climate, close proximity and because Canada with its Oil Sands is one of the few non-OPEC countries which can grow its oil production.

ABOUT PATCH INTERNATIONAL

PTII is a junior oil and gas producer that currently earns oil revenue from 20 oil wells. These wells provide the company with short-term and long-term cash flow. PTII has drill programs on five properties in Alberta scheduled for this year. PTII has properties in North America, and is exploring opportunities in the Alberta Oil Sands and South America. PTII has a strong cash position as a result of being substantially underway in its program to sell its 11.2 million shares investment in Pharmaxis. The Company has declared a dividend, whereby shareholders of record as at July 30, 2004, will receive on a pro-rata basis 50% of the net proceeds after taxes and costs of the sale of the Company's Pharmaxis investment and net of any other costs and taxes that may arise with respect to this matter. The distribution will take place after the Company has completed the final sale of its Pharmaxis shares and is subject to the Company receiving all the required regulatory approvals.

For further information visit our corporate website at www.patchinternational.com.

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Contact:

Investor Relations

Tel: 888-864-7372

Fax: 604-688-5390

Email: info@patchinternational.com

CEOcast

Mr. Ken Sgro

Tel: 212-732-4300 Ext. 12

Email: kensgro@ceocast.com

The foregoing communication contains forward-looking statements. All such forward-looking statements are, by necessity, only estimates of future results and actual results achieved by Patch International Inc. may differ materially from these statements due to a number of factors. Patch International Inc. assumes no obligation to update these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting such statements. You should independently investigate and fully understand all risks before you make investment decision.